EXHIBIT 21.1

                           Subsidiaries of Registrant

                     TB Wood's Corporation and Subsidiaries

                                 January 2, 1998


Registrant:  TB Wood's Corporation, Delaware

 Subsidiary:  TB Wood's Incorporated, Pennsylvania

   Subsidiaries: Plant Engineering Consultants, Incorporated, Tennessee
                 TB Wood's North Carolina, North Carolina
                 TB Wood's Canada, LTD., Ontario, Canada
                 TB Wood's Mexico, S.A. de C.V., Mexico City, Mexico
                 TB Wood's Foreign Sales Corporation, Delaware
                 TB Wood's Foreign Investment Company, Delaware

                 Subsidiaries:    Berges electronics, GmbH, Marienheide, Germany
                                  Berges electronics, S.R.L., Naturns, Italy